Exhibit 99.1

Brett Perryman ir@bsig.com (617) 369-7300
BrightSphere Reports Financial and Operating Results for the Fourth Quarter and Year Ended December 31, 2018

•	U.S. GAAP earnings per share of $0.22 for the quarter, compared to $(0.45) for the 2017 period, and $1.26 for the year compared to $0.04 for full-year 2017

•	ENI earnings per share of $0.43 for the quarter, down (2.3)% compared to the 2017 period, and $1.86 for the year, up 14.8% compared to the 2017 period

•	AUM of $206.3 billion at December 31, 2018, down (15.1)% from December 31, 2017

•
Net client cash flows ("NCCF") for the quarter of $(5.7) billion with an annualized revenue impact of $(12.3) million; full year NCCF of $(10.5) billion with an annualized revenue impact of $(3.8) million

London - February 7, 2019 - BrightSphere Investment Group plc (NYSE: BSIG) today reports its results for the quarter and full year ended December 31, 2018.
“BrightSphere produced solid financial and operating results for 2018, notwithstanding a challenging equity market environment at year-end, as our ENI per share of $0.43 for the fourth quarter and $1.86 for the year reflect a slight decrease of (2)% and an increase of 15% compared to the same periods of 2017,” said Guang Yang, BrightSphere’s President and Chief Executive Officer. “Volatility and dislocation in the equity markets challenged active equity investors across nearly every style, asset class and geography during the fourth quarter, resulting in a decrease in our near-term investment performance quarter-over-quarter. However, the strength and consistency of our Affiliates’ proprietary investment capabilities continued to produce strong long-term track records of outperformance. As of December 31, assets representing 31%, 68% and 75% of revenue outperformed their benchmarks on a one-, three- and five-year basis, respectively. Net client cash flows of $(5.7) billion resulted in a negative annualized revenue impact of $(12.3) million, as outflows across a range of strategies, including lower-fee subadvisory products, exceeded higher-fee gross inflows in managed volatility, domestic mid-cap equity and other strategies.”
Mr. Yang continued, “With an outstanding group of high quality Affiliates offering a diverse range of strong performing strategies and proven expertise in working with them to enhance and expand their product offerings and distribution capabilities, BrightSphere is well positioned to accelerate the organic growth potential of our business. We plan to work closely with Affiliates to further strengthen and expand our global presence, particularly in the Asia-Pacific region, a growing and underserved market where scale offers measurable advantages."
“As we look to this next phase of growth, we took a number of steps to streamline our business, with a focus on creating a more nimble, flexible organization.  Our Center total compensation for 2018 was $20 million lower than 2017 as we linked Center variable compensation more closely to results and streamlined management positions in 2018.  Additionally, headcount reduction of approximately 20% at the Center in Q1 2019 along with other cost measures we have taken will further lower total 2019 Center expenses by approximately $8-10 million.  These steps are part of an overall, ongoing examination of areas where we and Affiliates can gain greater efficiency in our non-investment functions. In addition, given the recent valuation of our shares, we also maintained the stock buy-back program initiated earlier in 2018, and have repurchased 5.1 million shares from October 1 through February 6, 2019. We will continue to manage our capital to maximize value for shareholders through prudent share repurchases and continued investment in global expansion opportunities.” Mr. Yang concluded, “Finally, I am very pleased to welcome Suren Rana to BrightSphere. Suren will fill the open role of Chief Financial Officer, and brings many years of experience in corporate finance and asset management, as well as an understanding of BrightSphere's business from his previous service on our Board.”

Table 1: Key Performance Metrics (unaudited)
($ in millions, unless otherwise noted)	Three Months Ended December 31,			Twelve Months Ended December 31,
U.S. GAAP Basis	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Revenue	$214.5	$249.2	(13.9)%	$928.2	$887.4	4.6%
Pre-tax income from continuing operations attributable to controlling interests	39.1	82.5	(52.6)%	141.3	137.1	3.1%
Net income (loss) attributable to controlling interests	23.0	(48.8)	n/m	136.4	4.2	n/m
Diluted earnings per share, $	$0.22	$(0.45)	n/m	$1.26	$0.04	n/m
U.S. GAAP operating margin	14%	11%	325 bps	9%	8%	103 bps

Economic Net Income Basis (Non-GAAP measure used by management)(1)
ENI revenue	$212.0	$252.3	(16.0)%	$919.1	$900.7	2.0%
Pre-tax economic net income	61.1	71.7	(14.8)%	262.5	251.3	4.5%
Economic net income	45.6	48.7	(6.4)%	199.8	180.9	10.4%
ENI diluted earnings per share, $	$0.43	$0.44	(2.3)%	$1.86	$1.62	14.8%
Adjusted EBITDA	67.8	79.4	(14.6)%	290.6	281.9	3.1%
ENI operating margin	37%	39%	(220) bps	38%	38%	27 bps

Other Operational Information(2)
Assets under management at period end ($ in billions)	$206.3	$243.0	(15.1)%	$206.3	$243.0	(15.1)%
Net client cash flows ($ in billions)	(5.7)	(3.7)	n/m	(10.5)	(6.0)	n/m
Annualized revenue impact of net flows ($ in millions)	(12.3)	6.8	n/m	(3.8)	32.9	n/m
(1) Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.
(2) Operational information (including AUM and flow data) excludes Heitman for the third and fourth quarters of 2017 (Heitman remains in operational information for the first half of 2017). Actual U.S. GAAP and ENI financial results continue to include Heitman through November 30, 2017.

Please see "Definitions and Additional Notes."

Assets Under Management and Flows

At December 31, 2018, BrightSphere’s total assets under management ("AUM") were $206.3 billion, down $(31.4) billion, or (13.2)%, compared to $237.7 billion at September 30, 2018, and down $(36.7) billion, or (15.1)%, compared to $243.0 billion at December 31, 2017. The decrease in AUM during the three months ended December 31, 2018 reflects net market depreciation of $(25.6) billion combined with net outflows of $(5.7) billion.  The net flows in the three months ended December 31, 2018 were impacted primarily by outflows in lower-fee subadvisory products. For the three months ended December 31, 2018, the annualized revenue impact of the net flows was $(12.3) million, with gross inflows of $4.3 billion during the period into higher fee asset classes yielding approximately 46 bps, versus gross outflows and hard asset disposals in the same period of $(10.0) billion out of asset classes yielding approximately 32 bps.

For the twelve months ended December 31, 2018, BrightSphere's AUM reflected net market depreciation of $(24.6) billion and net outflows of $(10.5) billion. The net flows in the twelve months ended December 31, 2018 were impacted primarily by outflows attributable to subadvisory products and lumpy institutional re-balancing, along with hard asset disposals. For the twelve months ended December 31, 2018, the annualized revenue impact of the net flows was $(3.8) million with gross inflows of $27.6 billion during the period that yielded an average of approximately 48 bps, versus gross outflows and hard asset disposals in the same period of $(38.1) billion that yielded approximately 36 bps.

Table 2: Assets Under Management Rollforward Summary

($ in billions, unless otherwise noted)	Three Months Ended,			Twelve Months Ended,
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Beginning AUM	$237.7	$234.3	$235.9	$243.0	$240.4
Acquisition (removal) of Affiliates(1)	—	—	—	—	(32.4)
Gross inflows	4.3	6.9	7.4	27.6	31.0
Gross outflows	(9.9)	(7.9)	(11.0)	(36.2)	(36.2)
Net flows before hard asset disposals	(5.6)	(1.0)	(3.6)	(8.6)	(5.2)
Hard asset disposals	(0.1)	(1.6)	(0.1)	(1.9)	(0.8)
Net flows	(5.7)	(2.6)	(3.7)	(10.5)	(6.0)
Market appreciation (depreciation)	(25.6)	6.0	10.8	(24.6)	41.0
Other(2)	(0.1)	—	—	(1.6)	—
Ending AUM	$206.3	$237.7	$243.0	$206.3	$243.0

Basis points: inflows	45.9	52.5	56.8	47.8	51.3
Basis points: outflows	32.0	33.2	31.7	35.6	34.1
Difference between inflows and outflows	13.9	19.3	25.1	12.2	17.2
Annualized revenue impact of net flows ($ in millions)	$(12.3)	$4.7	$6.8	$(3.8)	$32.9
Derived average weighted NCCF ($ in billions)	(3.3)	1.2	1.7	(1.4)	8.5
(1) The Company has removed Heitman from its AUM and cash flow metrics as of the beginning of the third quarter, 2017.
(2) “Other” in 2018 primarily relates to the decline in billable AUM as a legacy alternative fund transitioned from billing based on committed AUM to net asset value.
Please see "Definitions and Additional Notes"

Balance Sheet and Capital Management

Condensed Consolidated Balance Sheets as of December 31, 2018 and December 31, 2017 are provided in Table 3 below.
As of December 31, 2018, the Company had $393.3 million of long-term bonds ($400.0 million face value, net of discount and fees), $0.0 million outstanding on its $350 million credit facility and $0.0 million drawn on a non-recourse seed capital financing facility. Shareholders' equity (attributable to controlling interests) amounted to $103.3 million. As of December 31, 2018, the Company’s ratio of debt(3) to trailing twelve months Adjusted EBITDA was 2.1x. The Company expects to settle an acquisition agreement in the first quarter of 2019 utilizing a mix of cash on hand and external revolver capacity. At the completion of this settlement, the Company's ratio of debt(3) to trailing twelve months Adjusted EBITDA ratio is expected to be at the lower end of the Company's target range of 1.75-2.25x. Of the Company's cash and cash equivalents of $340.6 million at December 31, 2018, $133.7 million was held at Affiliates and $206.9 million was available at the Center.

As of December 31, 2018, the Company has total seed and co-investment holdings of $156.6 million. During the twelve months ended December 31, 2018, the Company has made investments of approximately $93.1 million to support Affiliate strategies and product capabilities. Amounts previously drawn on the non-recourse seed capital financing facility have been repaid, leaving $65.0 million available to be drawn down as of December 31, 2018.

In 2018, the Company purchased a total of 5,549,861 shares at a weighted average price of $13.35 per share, or approximately $74 million in total. As of February 6, 2019, the Company has purchased an additional 3.9 million shares in 2019 at a weighted average price of $11.85 per share.

Table 3: Condensed Consolidated Balance Sheets

($ in millions)	December 31, 2018		December 31, 2017
Assets
Cash and cash equivalents	$340.6		$186.3
Investment advisory fees receivable	159.1		208.3
Investments(1)	198.5		244.4
Other assets	710.9		698.8
Assets of consolidated Funds(2)	144.6		153.9
Total assets	$1,553.7		$1,491.7

Liabilities and equity
Accounts payable and accrued expenses	$225.3		$241.0
Due to OM plc	33.0		59.1
Non-recourse borrowings	—		33.5
Third party borrowings	393.3		392.8
Other liabilities	711.1		583.5
Liabilities of consolidated Funds(2)	14.9		10.5
Total liabilities	$1,377.6		$1,320.4

Shareholders’ equity	103.3		75.4
Non-controlling interests, including NCI of consolidated Funds(2)	72.8		95.9
Total equity	176.1		171.3
Total liabilities and equity	$1,553.7		$1,491.7

Debt / trailing twelve months Adjusted EBITDA(3)	2.1	x	1.4	x
(1) Includes investment in Heitman of $53.8 million at December 31, 2017.
(2) Consolidated Funds represent certain seed investments and co-investments.
(3) Calculated per terms of the Company’s external revolver and includes amounts owed under previously agreed acquisition agreement and excludes non-recourse borrowings.
Please see “Definitions and Additional Notes”

Investment Performance

Table 4 below presents a summary of the Company’s investment performance as of December 31, 2018, September 30, 2018, and December 31, 2017. Performance is shown on a revenue-weighted basis, an equal-weighted basis and an asset-weighted basis. Please see “Definitions and Additional Notes” for further information on the calculation of performance.

Table 4: Investment Performance

(% outperformance vs. benchmark)	Revenue-Weighted
	December 31, 2018	September 30, 2018	December 31, 2017
1-Year	31%	53%	65%
3-Year	68%	64%	72%
5-Year	75%	80%	83%

	Equal-Weighted
	December 31, 2018	September 30, 2018	December 31, 2017
1-Year	38%	57%	59%
3-Year	61%	58%	69%
5-Year	65%	74%	82%

	Asset-Weighted
	December 31, 2018	September 30, 2018	December 31, 2017
1-Year	34%	61%	61%
3-Year	65%	57%	71%
5-Year	70%	74%	74%
Investment performance is calculated gross of fees.
Please see “Definitions and Additional Notes”

As of December 31, 2018, assets representing 31%, 68% and 75% of revenue were outperforming benchmarks on a 1-, 3- and 5- year basis, respectively, compared to 53%, 64% and 80% at September 30, 2018; and 65%, 72% and 83% at December 31, 2017. The 1-year revenue-weighted number decreased to 31% due to declines experienced broadly across several strategies in both U.S. and international equities. The 3-year performance improved to 68%, particularly reflecting improved returns from two global managed volatility strategies and a mid-cap value strategy. The 5-year performance dropped to 75% with certain U.S. equity value strategies underperforming in the fourth quarter.

Financial Results: U.S. GAAP

Table 5 below presents the Company’s U.S. GAAP Statement of Operations. For the three months ended December 31, 2018 and 2017, diluted earnings (loss) per share were $0.22 and $(0.45), respectively and net income (loss) attributable to controlling interests was $23.0 million and $(48.8) million, respectively, an increase of $71.8 million. Earnings per share calculations are impacted by the shares repurchased in 2017 and 2018 which contributed to a year-over-year decrease in average diluted shares outstanding of (3.2) million, or (2.9)% between the three-month periods and (3.8) million, or (3.4)%, between the twelve-month periods. U.S. GAAP revenue decreased $(34.7) million, or (13.9)%, from $249.2 million for the three months ended December 31, 2017, to $214.5 million for the three months ended December 31, 2018, as a result of lower levels of average assets under management, excluding equity-accounted Affiliates, and lower net catch-up fees related to certain alternative products, combined with lower net performance fees in the three months ended December 31, 2018. Operating expenses decreased $(38.0) million, or (17.0)%, from $222.9 million for the three months ended December 31, 2017, to $184.9 million for the three months ended December 31, 2018, primarily due to decreases in compensation and benefits expense, driven by lower variable compensation and lower Affiliate equity revaluations, offset by increases in general and administrative expense. The Company recorded revaluations of its DTA deed with OM plc of $20.0 million in the three months ended December 31, 2018 which primarily reflects the agreement to terminate the DTA deed at a discount; and $51.8 million for the three months ended December 31, 2017, which reflected reductions in the deed payable as a result of the U.S. tax law change. Income tax expense decreased from $131.3 million for the three months ended December 31, 2017, to $16.1 million for the three months ended December 31, 2018, reflecting lower earnings in 2018, a lower U.S. corporate tax rate in 2018 and the significant deferred tax expense in 2017 as a result of the U.S. tax law change.

For the twelve months ended December 31, 2018 and 2017, diluted earnings per share were $1.26 and $0.04, respectively, an increase of $1.22, and net income attributable to controlling interests was $136.4 million and $4.2 million, respectively, an increase of $132.2 million. U.S. GAAP revenue increased $40.8 million, or 4.6%, from $887.4 million for the twelve months ended December 31, 2017, to $928.2 million for the twelve months ended December 31, 2018, primarily as a result of increases in management fees due to weighted-average increases in our AUM driven by market appreciation in the first three quarters of 2018 and shifts into higher fee rate products.  Operating expenses increased $28.0 million, or 3.4%, from $816.4 million for the twelve months ended December 31, 2017, to $844.4 million for the twelve months ended December 31, 2018, primarily as a result of higher compensation and benefits (see Table 6) and increases in general and administrative expense. The increase in compensation and benefits is predominantly due to growth of investment teams combined with increases in the revaluation of Affiliate equity and profit interests offset by lower variable compensation due to a lower Center cost structure. Compensation expense also reflects the amortization of contingent consideration and the portion of equity not acquired by the Company at Landmark. Under U.S. GAAP, the fair value of both the contingent consideration and the portion of equity not acquired by the Company is recorded as compensation expense over the applicable term because service requirements exist for holders of these units. These units are also revalued each quarter, with any change recorded in that period as an adjustment to compensation expense. Total compensation expense related to the Landmark transaction was $203.8 million for the twelve months ended December 31, 2018 and $120.8 million for the twelve months ended December 31, 2017. The $39.1 million increase in investment income for the twelve months ended December 31, 2018 compared to the twelve months ended December 31, 2017 primarily reflects the Company’s gain recognized upon the sale of its investment in Heitman. Income tax expense decreased from $132.8 million for the twelve months ended December 31, 2017, to $5.0 million for the twelve months ended December 31, 2018 due to the impact of U.S. tax law changes recorded in 2017, the lower U.S. corporate tax rate in 2018 and the adjustment to liabilities for uncertain tax positions in 2018.  These decreases were partially offset by a reduction to interest expense in the fourth quarter of 2017 due to U.K. tax law changes.

Table 5: U.S. GAAP Statement of Operations

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	Increase (decrease)	2018	2017	Increase (decrease)
Management fees	$204.0	$233.9	(12.8)%	$905.0	$858.0	5.5%
Performance fees	6.9	14.4	(52.1)%	9.8	26.5	(63.0)%
Other revenue	2.4	0.6	300.0%	9.6	1.2	n/m
Consolidated Funds’ revenue	1.2	0.3	300.0%	3.8	1.7	123.5%
Total revenue	214.5	249.2	(13.9)%	928.2	887.4	4.6%
Compensation and benefits (see Table 6)	143.6	184.4	(22.1)%	696.4	682.8	2.0%
General and administrative	35.7	32.0	11.6%	126.0	112.9	11.6%
Amortization of acquired intangibles	1.7	1.7	—%	6.6	6.6	—%
Depreciation and amortization	3.9	3.2	21.9%	14.5	11.7	23.9%
Consolidated Funds’ expense	—	1.6	n/m	0.9	2.4	(62.5)%
Total operating expenses	184.9	222.9	(17.0)%	844.4	816.4	3.4%
Operating income	29.6	26.3	12.5%	83.8	71.0	18.0%
Investment income	(3.1)	6.9	n/m	66.5	27.4	142.7%
Interest income	1.2	0.3	300.0%	3.2	0.8	300.0%
Interest expense	(6.2)	(6.3)	(1.6)%	(24.9)	(24.5)	1.6%
Revaluation of DTA deed	20.0	51.8	(61.4)%	20.0	51.8	(61.4)%
Net consolidated Funds’ investment gains (losses)	(6.6)	5.6	n/m	(13.4)	15.5	n/m
Income from continuing operations before taxes	34.9	84.6	(58.7)%	135.2	142.0	(4.8)%
Income tax expense	16.1	131.3	(87.7)%	5.0	132.8	(96.2)%
Income (loss) from continuing operations	18.8	(46.7)	n/m	130.2	9.2	n/m
Gain (loss) on disposal of discontinued operations, net of tax	—	—	n/m	0.1	(0.1)	n/m
Net income (loss)	18.8	(46.7)	n/m	130.3	9.1	n/m
Net income (loss) attributable to non-controlling interests	(4.2)	2.1	n/m	(6.1)	4.9	n/m
Net income (loss) attributable to controlling interests	$23.0	$(48.8)	n/m	$136.4	$4.2	n/m
Earnings per share, basic $	$0.22	$(0.45)	n/m	$1.27	$0.04	n/m
Earnings per share, diluted $	0.22	(0.45)	n/m	1.26	0.04	n/m
Basic shares outstanding (in millions)	105.6	109.0		107.4	110.7
Diluted shares outstanding (in millions)	105.8	109.0		107.6	111.4

U.S. GAAP operating margin	14%	11%	325 bps	9%	8%	103 bps
Pre-tax income from continuing operations attributable to controlling interests	39.1	82.5	(52.6)%	141.3	137.1	3.1%
Net income (loss) from continuing operations attributable to controlling interests	23.0	(48.8)	n/m	136.3	4.3	n/m
Please see "Definitions and Additional Notes"

Table 6: Components of U.S. GAAP Compensation and Benefits Expense

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Fixed compensation and benefits(1)	$45.9	$45.8	0.2%	$188.7	$172.9	9.1%
Sales-based compensation	4.1	5.1	(19.6)%	17.4	18.6	(6.5)%
Variable compensation(2)	53.5	69.6	(23.1)%	235.9	252.2	(6.5)%
Affiliate key employee distributions	13.7	21.8	(37.2)%	76.6	73.1	4.8%
Non-cash key employee-owned equity revaluations	8.7	24.4	(64.3)%	107.2	95.4	12.4%
Acquisition-related consideration and pre-acquisition employee equity(3)	17.7	17.7	—%	70.6	70.6	—%
Total U.S. GAAP compensation and benefits expense	$143.6	$184.4	(22.1)%	$696.4	$682.8	2.0%
(1) For the three and twelve months, respectively, ended December 31, 2018, $44.7 million and $181.4 million of fixed compensation and benefits (of the $45.9 million and $188.7 million above) is included within economic net income, which excludes compensation and benefits associated with the 2018 CEO transition and fixed compensation paid by our Affiliates on behalf of their customers that is subsequently reimbursed. For the twelve months ended December 31, 2017, $172.4 million of fixed compensation and benefits (of the $172.9 million above) is included within economic net income, which excludes the compensation and benefits associated with the 2017 CEO transition costs.

(2) For the three and twelve months, respectively, ended December 31, 2018, $48.3 million and $230.7 million of variable compensation (of the $53.5 million and $235.9 million above) is included within economic net income, which excludes variable compensation associated with the 2018 CEO transition and variable compensation paid by our Affiliates on behalf of their customers that is subsequently reimbursed. For the twelve months ended December 31, 2017, $243.4 million of variable compensation expense (of the $252.2 million above) is included within economic net income, which excludes the variable compensation associated with the 2017 CEO transition costs.

(3) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition; revaluation of the Landmark interests is included in “Non-cash key employee-owned equity revaluations” above.

Please see “Definitions and Additional Notes”

Financial Results: Non-GAAP Economic Net Income

For the three months ended December 31, 2018 and 2017, diluted economic net income per share was $0.43 and $0.44, respectively, a decrease of (2.3)%. For the three months ended December 31, 2018 and 2017, economic net income was $45.6 million and $48.7 million, respectively, a decrease of $(3.1) million, or (6.4)%.

For the three months ended December 31, 2018, compared to the three months ended December 31, 2017, ENI Revenue (see Table 8) decreased $(40.3) million, or (16.0)%, from $252.3 million to $212.0 million, including decreases in management fees from $233.9 million to $204.0 million driven by negative market movements and net outflows. Average assets under management, excluding equity-accounted Affiliates, in those respective periods (see Table 12) decreased $(17.4) billion, or (7.3)%, to $219.4 billion, while the bps yield on these assets decreased from 39.2 bps to 36.9 bps as net catch-up fees in the three months ended December 31, 2017 contributed to the higher net yield. Performance fee revenue was $6.9 million for the current quarter, compared to $14.4 million in the year-ago quarter. The current quarter performance fees were principally attributable to net performance fees from global / non-U.S. equity products and alternative investments. Total ENI operating expenses (see Table 9) increased 1.5% to $86.1 million, from $84.8 million in the prior-year quarter as a result of ongoing investments in the business offset by cost control initiatives, however total ENI operating expenses as a percentage of management fee revenue increased 595 bps from 36.3% to 42.2% primarily as a result of the negative market impact on management fees. Total variable compensation decreased (30.6)% quarter-over-quarter to $48.3 million, reflecting lower earnings before variable compensation and the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) decreased (319) bps from 41.6% to 38.4%. Affiliate key employee distributions decreased (37.2)% from the year-ago quarter from $21.8 million to $13.7 million, primarily due to lower ENI operating earnings and the levered structure of distributions at certain Affiliates. The ratio of Affiliate key employee distributions over ENI operating earnings decreased from 22.3% to 17.7% due to lower earnings before Affiliate key employee distributions at Affiliates with higher employee ownership and leveraged equity plans which align incentives for growth. Tax on economic net income for the three months ended December 31, 2018 and 2017 was $15.5 million and $23.0 million, respectively, a decrease of $(7.5) million or (32.6)%. This decrease is primarily due to the lower U.S. corporate tax rate in 2018 and lower earnings.

For the three months ended December 31, 2018, Adjusted EBITDA was $67.8 million, a decrease of (14.6)% compared to $79.4 million for the same period in 2017. See Table 17 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and economic net income.

For the twelve months ended December 31, 2018 and 2017, diluted economic net income per share, was $1.86 and $1.62, respectively, an increase of 14.8%. For the twelve months ended December 31, 2018 and 2017, economic net income was $199.8 million and $180.9 million, respectively, an increase of $18.9 million, or 10.4%.

For the twelve months ended December 31, 2018, compared to the twelve months ended December 31, 2017, ENI Revenue increased $18.4 million or 2.0%, from $900.7 million to $919.1 million, driven by a $47.0 million, or 5.5%, increase in management fees from $858.0 million to $905.0 million. This growth was related to year-over-year increases in both average assets under management, excluding equity-accounted Affiliates, and the Company’s weighted-average fee rate on average AUM, which also benefited from higher net catch-up fees related to alternative assets in the twelve months ended December 31, 2018 over 2017. Average AUM excluding equity-accounted Affiliates increased 3.6% from $224.8 billion for the twelve months ended December 31, 2017 to $232.8 billion for the twelve months ended December 31, 2018, and the bps yield on these assets rose from 38.2 bps to 38.9 bps primarily due to a greater proportion of AUM coming from global / non-U.S. and alternative products (see Table 12). Performance fee revenue was $9.8 million for the current period, compared to $26.5 million in the prior period, primarily reflecting a performance fee earned on an alternative product in 2017 that was not repeated in 2018. Total ENI operating expenses (see Table 9) grew 6.9% to $335.7 million, from $314.1 million for the twelve months ended December 31, 2017. Total operating expenses as a percentage of management fee revenue increased to 37.1% from 36.6% for the twelve months ended December 31, 2017, as management fee growth of 5.5% lagged the 6.9% increase in operating expenses, primarily reflecting the 2018 negative market impact and net outflows on management fees. Total variable compensation decreased $(12.7) million, or (5.2)%, period-over-period to $230.7 million and the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) decreased to 39.5% for the twelve months ended December 31, 2018 compared to 41.5% for the twelve months ended December 31, 2017. Affiliate key employee distributions increased 4.8% period-over-period from $73.1 million to $76.6 million, primarily due to the levered structure of distributions at certain Affiliates and higher ENI operating earnings. The ratio of Affiliate key employee distributions over ENI operating earnings increased from 21.3% to 21.7% due to the leveraged structure of certain equity plans in a rising profit environment. The effective tax rate of 23.9% for the period was lower than the prior year period of 28.0% primarily due to a lower U.S. corporate tax rate in 2018.  This decrease was partially offset by an increase in earnings and the reduction to interest expense in the U.K. due to tax law changes in 2017.

For the twelve months ended December 31, 2018, Adjusted EBITDA was $290.6 million, up 3.1% compared to $281.9 million in 2017. See Table 17 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Table 7: Reconciliation of U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended December 31,		Twelve Months Ended December 31,
		2018	2017	2018	2017
U.S. GAAP net income (loss) attributable to controlling interests		$23.0	$(48.8)	$136.4	$4.2
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	8.7	24.4	107.2	95.4
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	19.4	19.4	77.2	77.2
iii.	Capital transaction costs	1.5	—	1.6	—
iv.	Seed/Co-investment (gains) losses and financings	7.2	(3.9)	14.5	(17.3)
v.	Tax benefit of goodwill and acquired intangibles deductions	1.3	2.0	5.7	8.7
vi.	Discontinued operations and restructuring(1)	(14.7)	1.3	(79.4)	11.0
vii.	ENI tax normalization(2)	5.3	70.9	(30.3)	68.6
Tax effect of above adjustments, as applicable(3)		(6.1)	(16.6)	(33.1)	(66.9)
Economic net income		$45.6	$48.7	$199.8	$180.9
(1) Restructuring in 2018 is primarily comprised of the gain related to the Company’s agreement to terminate its deferred tax asset deed with OM plc, CEO transition costs, costs associated with its planned redomicile to the U.S. and the gain on sale of Heitman. The revaluation of the DTA deed amounted to $(20.0) million and CEO transition costs amounted to $4.8 million in the three months ended December 31, 2018. Restructuring in 2017 is primarily comprised of costs related to the Heitman sale and CEO transition costs.

(2) Includes $51.8 million in the three and twelve months ended December 31, 2017 related to the revaluation of the deferred tax asset deed with OM plc, offset by the $122.7 million impact of the Tax Act.

(3) Reflects the sum of lines i., ii., iii. and iv. and the restructuring part of vi. multiplied by the 27.3% U.S. statutory tax rate (including state tax) in 2018 and the 40.2% U.S. statutory tax rate (including state tax) in 2017.

See Table 14 for a per-share presentation of the above reconciliation
Please see the definition of Economic Net Income within “Definitions and Additional Notes”

The following table identifies the components of ENI revenue:

Table 8: Components of ENI revenue

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Management fees	$204.0	$233.9	(12.8)%	$905.0	$858.0	5.5%
Performance fees	6.9	14.4	(52.1)%	9.8	26.5	(63.0)%
Other income, including equity-accounted Affiliates(1)	1.1	4.0	(72.5)%	4.3	16.2	(73.5)%
ENI revenue	$212.0	$252.3	(16.0)%	$919.1	$900.7	2.0%
See Table 15 for a reconciliation from U.S. GAAP revenue to ENI revenue
(1) Heitman represents $2.7 million and $12.0 million for the three and twelve months ended December 31, 2017, respectively.
Please see “Definitions and Additional Notes”

The following table identifies the components of ENI operating expense:

Table 9: Components of ENI operating expense

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Fixed compensation & benefits	$44.7	$45.8	(2.4)%	$181.4	$172.4	5.2%
General and administrative expenses	37.5	35.7	5.0%	139.8	129.9	7.6%
Depreciation and amortization	3.9	3.3	18.2%	14.5	11.8	22.9%
ENI operating expense	$86.1	$84.8	1.5%	$335.7	$314.1	6.9%
See Table 16 for a reconciliation from U.S. GAAP operating expense to ENI operating expense
Please see “Definitions and Additional Notes”

The following table shows our key non-GAAP operating metrics for the three and twelve months ended December 31, 2018 and 2017. We present these metrics because they are the measures our management uses to evaluate the profitability of our business and are useful to investors because they represent the key drivers and measures of economic performance within our business model. Please see “Definitions and Additional Notes” for an explanation of each ratio and its usefulness in measuring the economics and operating performance of our business.

Table 10: Key ENI operating metrics

($ in millions)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	Increase (Decrease)	2018	2017	Increase (Decrease)
Numerator: ENI operating earnings(1)	$77.6	$97.9	(20.7)%	$352.7	$343.2	2.8%
Denominator: ENI revenue	$212.0	$252.3	(16.0)%	$919.1	$900.7	2.0%
ENI operating margin	36.6%	38.8%	(220) bps	38.4%	38.1%	27 bps

Numerator: ENI operating expense	$86.1	$84.8	1.5%	$335.7	$314.1	6.9%
Denominator: ENI management fee revenue	$204.0	$233.9	(12.8)%	$905.0	$858.0	5.5%
ENI operating expense ratio	42.2%	36.3%	595 bps	37.1%	36.6%	49 bps

Numerator: ENI variable compensation	$48.3	$69.6	(30.6)%	$230.7	$243.4	(5.2)%
Denominator: ENI earnings before variable compensation(2)	$125.9	$167.5	(24.8)%	$583.4	$586.6	(0.5)%
ENI variable compensation ratio	38.4%	41.6%	(319) bps	39.5%	41.5%	(195) bps

Numerator: ENI Affiliate key employee distributions	$13.7	$21.8	(37.2)%	$76.6	$73.1	4.8%
Denominator: ENI operating earnings(1)	$77.6	$97.9	(20.7)%	$352.7	$343.2	2.8%
ENI Affiliate key employee distributions ratio	17.7%	22.3%	(461) bps	21.7%	21.3%	42 bps

Numerator: Tax on economic net income	$15.5	$23.0	(32.6)%	$62.7	$70.4	(10.9)%
Denominator: Pre-tax economic net income	$61.1	$71.7	(14.8)%	$262.5	$251.3	4.5%
Economic net income effective tax rate	25.4%	32.1%	(671) bps	23.9%	28.0%	(413) bps
(1) ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation.
(2) ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.
Please see “Definitions and Additional Notes”
Please refer to the Company’s Annual Report on Form 10-K for comparable U.S. GAAP metrics.

Recent Events

The Company has previously disclosed its expectation to redomicile to the United States in order to streamline its organizational structure and provide improved clarity to shareholders around governance and its legal and regulatory framework. Implementation of the redomicile will require a shareholder vote and is expected to be completed in 2019.

Dividend Declaration

The Company's Board of Directors approved a quarterly interim dividend of $0.10 per share payable on March 29, 2019 to shareholders of record as of the close of business on March 15, 2019.

About BrightSphere

BrightSphere is a global, multi-boutique asset management company with $206.3 billion of assets under management as of December 31, 2018. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. BrightSphere’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between BrightSphere and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. BrightSphere’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about BrightSphere, please visit the Company’s website at www.bsig.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business, anticipated future performance of the Company’s business, the impact of the Landmark acquisition, anticipated future investment performance of the Company’s Affiliates, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2018. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 10:00 a.m. Eastern Time on February 7, 2019. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to http://ir.bsig.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (844) 579-6824
International Dial-in Number:        (763) 488-9145
Conference ID:                9894118
Link to Webcast:
http://event.on24.com/r.htm?e=1913222&s=1&k=F18714AF3BA71904992498225C8368C5

Dial-in Replay:
A replay of the call will be available beginning approximately one hour after its conclusion either on BrightSphere’s website, at http://ir.bsig.com or at:
Toll Free Dial-in Number:            (855) 859-2056
International Dial-in Number:        (404) 537-3406
Conference ID:                9894118

Table 11: Assets Under Management Rollforward by Asset Class

($ in billions, unless otherwise noted)	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
U.S. equity
Beginning balance	$76.0	$74.8	$80.5	$81.2	$82.0
Gross inflows	0.8	0.7	1.5	3.7	4.9
Gross outflows	(4.1)	(3.6)	(4.9)	(15.4)	(16.4)
Net flows	(3.3)	(2.9)	(3.4)	(11.7)	(11.5)
Market appreciation (depreciation)	(10.1)	4.1	4.1	(6.9)	10.7
Ending balance	$62.6	$76.0	$81.2	$62.6	$81.2
Average AUM	$69.7	$76.2	$80.5	$75.5	$81.1
Average AUM of consolidated Affiliates	$67.7	$73.9	$78.4	$73.4	$79.1

Global / non-U.S. equity
Beginning balance	$124.7	$122.3	$121.3	$126.2	$96.4
Gross inflows	2.9	3.8	3.8	15.9	17.0
Gross outflows	(5.3)	(3.1)	(5.5)	(18.0)	(16.0)
Net flows	(2.4)	0.7	(1.7)	(2.1)	1.0
Market appreciation (depreciation)	(15.5)	1.7	6.6	(17.3)	28.8
Ending balance	$106.8	$124.7	$126.2	$106.8	$126.2
Average AUM(1)	$114.8	$124.4	$123.7	$122.8	$113.1

Fixed income
Beginning balance	$13.2	$13.8	$13.4	$13.5	$13.9
Gross inflows	0.3	0.3	0.3	1.9	1.4
Gross outflows	(0.4)	(1.0)	(0.4)	(1.9)	(2.7)
Net flows	(0.1)	(0.7)	(0.1)	—	(1.3)
Market appreciation (depreciation)	—	0.1	0.2	(0.4)	0.9
Ending balance	$13.1	$13.2	$13.5	$13.1	$13.5
Average AUM(1)	$13.1	$13.6	$13.4	$13.5	$13.4

Alternatives(3)
Beginning balance	$23.8	$23.4	$20.7	$22.1	$48.1
Acquisition (removal) of Affiliates	—	—	—	—	(32.4)
Gross inflows	0.3	2.1	1.8	6.1	7.7
Gross outflows	(0.1)	(0.2)	(0.2)	(0.9)	(1.1)
Hard asset disposals	(0.1)	(1.6)	(0.1)	(1.9)	(0.8)
Net flows	0.1	0.3	1.5	3.3	5.8
Market appreciation (depreciation)	—	0.1	(0.1)	—	0.6
Other(2)	(0.1)	—	—	(1.6)	—
Ending balance	$23.8	$23.8	$22.1	$23.8	$22.1
Average AUM	$23.8	$23.1	$21.3	$23.1	$33.7
Average AUM of consolidated Affiliates	$23.8	$23.1	$21.3	$23.1	$19.2

Total(3)
Beginning balance	$237.7	$234.3	$235.9	$243.0	$240.4
Acquisition (removal) of Affiliates	—	—	—	—	(32.4)
Gross inflows	4.3	6.9	7.4	27.6	31.0
Gross outflows	(9.9)	(7.9)	(11.0)	(36.2)	(36.2)
Hard asset disposals	(0.1)	(1.6)	(0.1)	(1.9)	(0.8)
Net flows	(5.7)	(2.6)	(3.7)	(10.5)	(6.0)
Market appreciation (depreciation)	(25.6)	6.0	10.8	(24.6)	41.0
Other(2)	(0.1)	—	—	(1.6)	—
Ending balance	$206.3	$237.7	$243.0	$206.3	$243.0
Average AUM	$221.4	$237.3	$238.9	$234.9	$241.3
Average AUM of consolidated Affiliates	$219.4	$235.0	$236.8	$232.8	$224.8

Basis points: inflows(3)	45.9	52.5	56.8	47.8	51.3
Basis points: outflows(3)	32.0	33.2	31.7	35.6	34.1
Annualized revenue impact of net flows (in millions)	$(12.3)	$4.7	$6.8	$(3.8)	$32.9
Derived average weighted NCCF	(3.3)	1.2	1.7	(1.4)	8.5

(1) Average AUM equals average AUM of consolidated Affiliates.
(2) "Other" in the twelve months ended December 31, 2018 primarily relates to the decline in billable AUM as legacy alternative Funds transitioned from billing based on committed AUM to net asset value.

(3) Reflects removal of Heitman in Q3’17.
Please see "Definitions and Additional Notes"

Table 12: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended						Twelve Months Ended
	December 31, 2018		September 30, 2018		December 31, 2017		December 31, 2018		December 31, 2017
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$41.2	24	$45.3	24	$48.0	24	$179.6	24	$192.9	24
Global / non-U.S. equity	112.5	39	123.0	39	126.3	41	490.3	40	465.6	41
Fixed income	6.5	20	6.7	20	7.0	21	26.8	20	27.8	21
Alternatives	43.8	73	54.6	94	52.6	98	208.3	90	171.7	89
Management fee revenue	$204.0	36.9	$229.6	38.8	$233.9	39.2	$905.0	38.9	$858.0	38.2
Average AUM excluding equity- accounted Affiliates	$219.4		$235.0		$236.8		$232.8		$224.8
Average AUM including equity-accounted Affiliates and weighted average fee rate(1)	$221.4	37.1	$237.3	38.9	$238.9	39.3	$234.9	39.0	$241.3	38.2
(1) Excludes Heitman as of the beginning of the third quarter, 2017.
Amounts shown exclude equity-accounted Affiliates unless otherwise noted.
Please see "Definitions and Additional Notes"

Table 13: Assets Under Management by Affiliate

($ in billions)	December 31, 2018	September 30, 2018	December 31, 2017
Acadian Asset Management	$86.2	$99.7	$97.7
Barrow, Hanley, Mewhinney & Strauss	72.0	84.8	91.7
Campbell Global	4.6	4.6	5.3
Copper Rock Capital Partners	4.0	4.9	6.4
Investment Counselors of Maryland(1)	1.8	2.2	2.1
Landmark Partners	17.8	17.7	14.8
Thompson, Siegel & Walmsley	19.9	23.8	25.0
Total assets under management	$206.3	$237.7	$243.0
(1) Equity-accounted Affiliate.
Please see “Definitions and Additional Notes”

Table 14: Reconciliation of per-share U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended December 31,		Twelve Months Ended December 31,
		2018	2017	2018	2017
U.S. GAAP net income per share		$0.22	$(0.45)	$1.26	$0.04
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	0.08	0.22	1.00	0.86
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	0.18	0.18	0.72	0.69
iii.	Capital transaction costs	0.02	—	0.02	—
iv.	Seed/Co-investment (gains) losses and financing	0.07	(0.04)	0.14	(0.16)
v.	Tax benefit of goodwill and acquired intangibles deductions	0.01	0.02	0.05	0.08
vi.	Discontinued operations and restructuring	(0.14)	0.01	(0.74)	0.10
vii.	ENI tax normalization	0.05	0.65	(0.28)	0.61
Tax effect of above adjustments, as applicable		(0.06)	(0.15)	(0.31)	(0.60)
Economic net income per share		$0.43	$0.44	$1.86	$1.62
Please see “Definitions and Additional Notes”

Table 15: Reconciliation of U.S. GAAP Revenue to ENI Revenue

($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
U.S. GAAP revenue	$214.5	$249.2	$928.2	$887.4
Include investment return on equity-accounted Affiliates(1)	0.6	3.3	2.7	14.5
Exclude revenue from consolidated Funds	(1.2)	(0.3)	(3.8)	(1.7)
Exclude compensation reimbursed by customers	(1.9)	—	(8.0)	—
Other	—	0.1	—	0.5
ENI revenue	$212.0	$252.3	$919.1	$900.7
(1) Includes $2.7 million and $12.0 million related to Heitman for the three and twelve months ended December 31, 2017, respectively.
Please see “Definitions and Additional Notes”

Table 16: Reconciliation of U.S. GAAP Operating Expense to ENI Operating Expense

($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
U.S. GAAP operating expense	$184.9	$222.9	$844.4	$816.4
Less: items excluded from ENI
Acquisition-related consideration and pre-acquisition employee equity(1)	(17.7)	(17.7)	(70.6)	(70.6)
Non-cash Affiliate key employee equity and profit interest revaluations	(8.7)	(24.4)	(107.2)	(95.4)
Amortization of acquired intangible assets	(1.7)	(1.7)	(6.6)	(6.6)
Capital transaction costs	(1.5)	—	(1.6)	—
Restructuring costs(2)	(5.3)	(1.3)	(6.5)	(10.8)
Compensation reimbursed by customers	(1.9)	—	(8.0)	—
Funds' operating expenses	—	(1.6)	(0.9)	(2.4)
Less: items segregated out of U.S. GAAP operating expense
Variable compensation	(48.3)	(69.6)	(230.7)	(243.4)
Affiliate key employee distributions	(13.7)	(21.8)	(76.6)	(73.1)
ENI operating expense	$86.1	$84.8	$335.7	$314.1
(1) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition; revaluation of the Landmark interests is included in “Non-cash key employee-owned equity and profit interest revaluations” above.

(2) Restructuring in 2018 is primarily comprised of the Company’s CEO transition costs and costs associated with its planned redomiciling to the U.S. Restructuring in 2017 is primarily comprised of costs related to the Heitman sale and CEO transition costs.

Please see “Definitions and Additional Notes”

Table 17: Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Economic Net Income

($ in millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net income (loss) attributable to controlling interests	$23.0	$(48.8)	$136.4	$4.2
Net interest expense	5.0	6.0	21.7	23.7
Income tax expense (including tax expenses related to discontinued operations)	16.0	131.2	5.0	132.7
Depreciation and amortization (including intangible assets)	5.6	4.9	21.1	18.3
EBITDA	$49.6	$93.3	$184.2	$178.9
Non-cash compensation costs associated with revaluation of Affiliate key employee-owned equity and profit-sharing interests	8.7	24.4	107.2	95.4
Amortization of acquisition-related consideration and pre-acquisition employee equity	17.7	17.7	70.6	70.6
EBITDA of discontinued operations	0.1	—	(0.1)	0.2
(Gain) loss on seed and co-investments	5.0	(5.6)	6.4	(22.2)
Deferred tax asset deed revaluation	(20.0)	(51.8)	(20.0)	(51.8)
Restructuring(1)	5.2	1.3	(59.3)	10.8
Capital transaction costs	1.5	—	1.6	—
Other	—	0.1	—	—
Adjusted EBITDA	$67.8	$79.4	$290.6	$281.9
Net interest expense to third parties	(2.8)	(4.4)	(13.6)	(18.8)
Depreciation and amortization	(3.9)	(3.3)	(14.5)	(11.8)
Tax on economic net income	(15.5)	(23.0)	(62.7)	(70.4)
Economic net income	$45.6	$48.7	$199.8	$180.9
(1) The three and twelve months ended December 31, 2018 includes $4.8 million related to 2018 CEO transition costs and $1.6 million related to the Company's planned redomiciling to the U.S. The twelve months ended December 31, 2018 includes the gain on sale of Heitman of $(65.7) million. The three and twelve months ended December 31, 2017 include costs associated with the Heitman sale and the 2017 CEO transition.

Please see “Definitions and Additional Notes”

Definitions and Additional Notes

References to “BrightSphere” “BSIG” or the “Company” refer to BrightSphere Investment Group plc; references to “OM plc” refer to Old Mutual plc, the Company’s former parent; references to “BSUS” or the “Center” refer to the holding company excluding the Affiliates; references to "Landmark" refer to Landmark Partners, LLC, acquired by the Company in August 2016. BrightSphere operates its business through seven boutique asset management firms (the “Affiliates”). BrightSphere’s distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Given that EBITDA, Adjusted EBITDA and ENI are measures not deemed to be in accordance with U.S. GAAP and are susceptible to varying calculations, our EBITDA, Adjusted EBITDA and ENI may not be comparable to similarly titled measures of other companies, including companies in our industry, because other companies may calculate EBITDA, Adjusted EBITDA and ENI in a different manner than we calculate the measures.

Economic net income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

The Company re-categorizes certain line items on the income statement to:

•	exclude the effect of Fund consolidation by removing the portion of Fund revenues, expenses and investment return which is not attributable to its shareholders;

•	include within management fee revenue any fees paid to Affiliates by consolidated Funds, which are viewed as investment income under U.S. GAAP;

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately from operating expenses, variable compensation and Affiliate key employee distributions, which represent Affiliate earnings shared with Affiliate key employees; and

•
net the separate revenues and expenses recorded under U.S. GAAP for certain Fund expenses initially paid by its Affiliates on the Fund’s behalf and subsequently reimbursed, to better reflect the actual economics of the Company’s business.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by:

i.
excluding non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownership interests may in certain circumstances be repurchased by BrightSphere at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by BrightSphere can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

ii.
excluding non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business. It also excludes the amortization of acquisition-related contingent consideration, as well as the value of employee equity owned pre-acquisition, as occurred as a result of the Landmark transaction, where such items have been included in compensation expense as a result of ongoing service requirements for certain employees. Please note that the revaluations related to these acquisition-related items are included in (i) above.

iii.
excluding capital transaction costs, including the costs of raising debt or equity, gains or losses realized as a result of redeeming debt or equity and direct incremental costs associated with acquisitions of businesses or assets.

iv.
excluding seed capital and co-investment gains, losses and related financing costs. The net returns on these investments are considered and presented separately from ENI because ENI is primarily a measure of the Company’s earnings from managing client assets, which therefore differs from earnings generated by its investments in Affiliate products, which can be variable from period to period.

v.	including cash tax benefits associated with deductions allowed for acquired intangibles and goodwill that may not be recognized or have timing differences compared to U.S. GAAP.

vi.
excluding the results of discontinued operations attributable to controlling interests since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations.

vii.
excluding deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 17 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Methodologies for calculating investment performance(1):

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.
______________________
(1) Barrow Hanley’s Windsor II Large Cap Value account AUM and return are separated from Barrow Hanley’s Large Cap Value composite in revenue-weighted, equal-weighted and asset-weighted outperformance percentage calculations.

ENI operating earnings

ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation. It differs from economic net income because it does not include the effects of Affiliate key employee distributions, net interest expense or income tax expense.

ENI operating margin

The ENI operating margin, which is calculated before Affiliate key employee distributions, is used by management and is useful to investors to evaluate the overall operating margin of the business without regard to our various ownership levels at each of the Affiliates. ENI operating margin is a non-GAAP efficiency measure, calculated based on ENI operating earnings divided by ENI revenue. The ENI operating margin is most comparable to our U.S. GAAP operating margin.

ENI management fee revenue

ENI Management fee revenue corresponds to U.S. GAAP management fee revenue.

Net catch-up fees

Net catch-up fees represent payment of fund management fees back to the initial closing date for certain products with multiple closings, less placement fees paid to third parties related to these funds.

ENI operating expense ratio

The ENI operating expense ratio is used by management and is useful to investors to evaluate the level of operating expense as measured against our recurring management fee revenue. We have provided this ratio since many operating expenses, including fixed compensation & benefits and general and administrative expense, are generally linked to the overall size of the business. We track this ratio as a key measure of scale economies at BrightSphere because in our profit sharing economic model, scale benefits both the Affiliate employees and BrightSphere shareholders.

ENI earnings before variable compensation

ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.

ENI variable compensation ratio

The ENI variable compensation ratio is calculated as variable compensation divided by ENI earnings before variable compensation. It is used by management and is useful to investors to evaluate consolidated variable compensation as measured against our ENI earnings before variable compensation. Variable compensation is usually awarded based on a contractual percentage of each Affiliate’s ENI earnings before variable compensation and may be paid in the form of cash or non-cash Affiliate equity or profit interests. Center variable compensation includes cash and BrightSphere equity. Non-cash variable compensation awards typically vest over several years and are recognized as compensation expense over that service period. The variable compensation ratio at each Affiliate will typically be between 25% and 35%.

ENI Affiliate key employee distribution ratio

The Affiliate key employee distribution ratio is calculated as Affiliate key employee distributions divided by ENI operating earnings. The ENI Affiliate key employee distribution ratio is used by management and is useful to investors to evaluate Affiliate key employee distributions as measured against our ENI operating earnings. Affiliate key employee distributions represent the share of Affiliate profits after variable compensation that is attributable to Affiliate key employee equity and profit interests holders, according to their ownership interests. At certain Affiliates, BSUS is entitled to an initial preference over profits after variable compensation, structured such that before a preference threshold is reached, there would be no required key employee distributions, whereas for profits above the threshold the key employee distribution amount would be calculated based on the key employee economic percentages, which range from approximately 20% to 40% at our consolidated Affiliates.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income from continuing operations divided by total revenue.

Consolidated Funds

Financial information presented in accordance with U.S. GAAP may include the results of consolidated pooled investment vehicles, or Funds, managed by our Affiliates, where it has been determined that these entities are controlled by the Company. Financial results which are “attributable to controlling interests” exclude the impact of Funds to the extent it is not attributable to our shareholders.

Annualized revenue impact of net flows (“NCCF”)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow and is designed to provide investors with a better indication of the potential financial impact of net client cash flows.

Hard asset disposals

Net flows in Table 1, Table 2 and Table 11 include hard asset disposals and fund distributions made by BrightSphere’s Affiliates.  This category is made up of investment-driven asset dispositions by Landmark, investing in real estate funds and secondary private equity; Heitman, a real estate manager; or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue represents asset flows at the weighted fee rate for BrightSphere overall (i.e. 37.1 bps in Q4 '18). For example, NCCF annualized revenue impact of $(12.3) million divided by the average weighted fee rate of BrightSphere's overall AUM of 37.1 bps equals the derived average weighted NCCF of $(3.3) billion.

n/m

"Not meaningful."